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                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Mellon Mortgage Company:


We have examined management's assertion as to Mellon Mortgage Company's (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's (MBA) UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1995, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing,
standards.  Our responsibility  is  to  express  an  opinion  on    management's
assertion   about   the   Company's  compliance  based   on   our   examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Mellon Mortgage Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1995 is fairly stated, in all material respects.

/s/KPMG Peat Marwick LLP


January 26, 1996



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